RAND LOGISTICS, INC.
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                              RAND LOGISTICS, INC.

                       Third Quarter 2007 Conference Call
                                February 9, 2006
                                   9:00 AM ET

Operator:           Good morning & welcome ladies and gentlemen to the Rand
                    Logistics Third Quarter Fiscal 2007 Conference Call. At this time I would like to inform you that this conference is being recorded and that all participants are in a "listen only" mode. At the request of the Company we will open the conference up for Questions & Answers after the presentation.

                    This conference call may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of Rand Logistics. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

                    At this time, it is my pleasure to turn the conference over to Laurence Levy, Chairman and CEO. Please go ahead Sir.

Laurence Levy:      Thank you operator. Good morning everyone, and thank you for joining us for Rand's third quarter conference call. After my opening remarks, Ed Levy, President of Rand, will give an update on the successful implementation of the new time charter agreement which commenced on August 1st, which has substantially expanded our shipping capacity and further strengthened the Company's competitive position in the River
                    Class market. Scott Bravener, President & CEO of Lower
                    Lakes, will discuss operational highlights from the third quarter. Then Joe McHugh, CFO of Rand, will cover the financial results. Finally, I will wrap up with an overview

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                    of our long-term growth strategy, and then we will open up the call for questions.

                    I am pleased to say that we had a strong third quarter and a strong 2006 shipping season, which ended in January. We achieved solid revenue and EBITDA growth, successfully implemented a major new time charter agreement, and our cost effective operations enabled us to generate strong cash flow. Demand for our capacity remains robust as we negotiate contracts for the 2007 shipping season on the Great Lakes. As many of you are aware, there will be very limited shipping days in our Fourth quarter which ends on March 31, due to the seasonal canal and lock closures, as well as ice and weather conditions that close Great Lakes shipping during most of the first calendar quarter each year. Based on the very recent cold spell on the Great Lakes, we do not anticipate an opening of the 2007 shipping season any earlier than normal.

                    Now I'd like to turn the call over to Ed. Ed?

Ed Levy: Thanks Laurence. As you all know, on August 1, about one month into our Second Quarter, we entered into a time charter agreement with Wisconsin & Michigan Steamship Company for the exclusive capacity utilization of three self-unloading bulk carriers, which Wisconsin & Michigan had purchased from Oglebay Norton. During the first five months that the time charter was in effect, the vessels contributed over $13.0 million to our revenues and were accretive to our EBITDA. In addition, as Laurence noted, this transaction is of additional significance because it has substantially expanded our shipping capacity and has further strengthened the Company's market share and competitive position.

                    In addition, the Company exercised its purchase option relating to the Manistee, and we have been in discussions with our existing lender to finance our purchase. The Company currently leases this vessel from a subsidiary of Sand Products Corporation and expects to close the purchase of the vessel for $2.2 million before March 31, 2007. The purchase of the Manistee will be accretive to earnings as it

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                    will eliminate $350,000 of current annual lease expense that is scheduled to increase to $500,000 annually in March 2008. This lease expense is significantly greater than the interest expense we would expect to incur on the additional $2.2 million of borrowings.

                    We also began upgrading the business systems at our operating subsidiaries in January, and commenced a cost effective Sarbanes-Oxley implementation in late November.

                    Now I would like to ask Captain Scott Bravener to discuss our third quarter operating performance.

                    Scott?

Scott Bravener:     Thanks Ed. In general, we were pleased with our third
                    quarter operating results, although we still believe we have opportunities for improvement, particularly within our US fleet. Third quarter revenue grew by $8.4 million or 51% compared with our pro forma third quarter period last year.
                    Year to date revenue grew by $21.1 million, or 42% to nearly
                    $71 million. This growth was driven primarily by three factors:

                    First of all - utilization rates as measured by vessel operating days. The total number of available operating days during the quarter was 92 - multiplying this by our original 8 vessels, plus 92 days for each of our three new time chartered vessels, gave us a maximum of 1012 available operating days for the fleet. We operated for 960 days, up from 725 in the comparable period. Excluding the three new time chartered vessels, our vessel operating days decreased slightly to 687 days, primarily due to an emergency dry-docking for a vessel which struck an unidentified underwater object in November, at one of our customers' facilities, which was followed by an engine failure on that same vessel in December. Another vessel was removed from service for its statutory five-year survey on December 21.

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                    Revenue growth was also driven by continued rate increases from our long-term contracts, scheduling efficiencies, and increased fuel surcharges due to higher fuel costs during the current fiscal year.

                    Additionally, improvements in our operating performance, particularly from within our Canadian fleet, offset a modest decrease in the operating performance of our U.S. vessels due to ongoing mechanical issues. Our lost time factor as a percentage of vessel sailing days decreased overall this sailing season, with the decrease in Canada due to the improved utilization of available operating days, but somewhat offset by an increase in lost time in the U.S. due to mechanical issues. The three new time chartered vessels were almost fully utilized during the five months that we operated them. Weather was a significant factor during the quarter given the particularly windy conditions in October and December this season, despite warmer conditions, which compares to particularly stormy conditions in the prior year November period.

                    Our revenues also reflect the high demand for transportation services on the Great Lakes, and the essentially fixed industry capacity that is available. While we did notice some softening in the iron ore market in the third quarter, this cargo represents less than 10% of our total tonnage. Therefore, the continued overall demand exceeds available industry capacity and that should continue into next year. We have nearly completed negotiating new contracts that commence in the 2007 sailing season, and we expect to receive delivery requirements from all of our customer contracts that will fully utilize our capacity. While we are not willing to provide details regarding customer contract terms, we have achieved an overall improvement in pricing on all of our contract renewals.

                    I am pleased with the operating results for the third quarter and first nine months of the fiscal year, but we still see room for operating improvements. I'll now turn the call over to Joe to discuss our financial performance.

                    Joe?

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Joe McHugh:         Thanks Scott. I'm sure you've all read through our third
                    quarter results, so I'm just going to touch on a few of the highlights. I'd like to point out that the comparable figures I will be discussing for the three month and nine month periods ended December 31, 2005 are pro forma, and give effect to the acquisition of Lower Lakes Towing and Grand River Navigation for those periods. However, the general and administrative expenses in the pro forma periods reflect the actual expenses incurred by Lower Lakes and Rand prior to the acquisitions.

                    I would also like to highlight one other item in our financial statements. GAAP requires that we consolidate the Variable Interest Entity that time charters three vessels to Rand, even though we do not have any ownership interest in the entity. For purposes of our financial statements included in our 10-Q filed yesterday, the consolidation does not impact our consolidated revenues due to eliminations, however it does affect reported expenses and earnings, as well as certain balance sheet values including indebtedness. Please review Footnote # 24 entitled "Minority Interest," which shows the impact of consolidating WMS as a Variable Interest Entity.

                    In the third quarter, revenues - excluding outside voyage charter revenues - increased 51% to $24.8 million, and increased 6% excluding the new time charter agreement. EBITDA, excluding the Variable Interest Entity, increased 25% to $2.7 million, $63,000 of which was attributable to favorable exchange rates. The Variable Interest Entity generated $330,000 of the consolidated EBITDA of $3.0 million. We achieved this increase in EBITDA despite a $900,000 increase in general and administrative expenses, largely attributable to Rand being a public company. The G&A increase consisted of $700,000 of higher Rand costs, and approximately $175,000 of increased Lower Lakes expenses. Excluding the Variable Interest Entity and Rand's increased G&A expenses incurred as a public company, the core business' EBITDA, including the new time charter agreement increased by $1.2 million, or 55% to $3.5 million.

                    On a year to date basis, revenues - excluding outside voyage charter revenue - increased 42% to almost $71 million, and increased 16% excluding the new time charter agreement. EBITDA, excluding the Variable Interest Entity increased 21%

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                    from $10.3 million to $12.4 million, $644,000 of which was attributable to favorable exchange rates. The Variable Interest Entity generated $1.1 million of the consolidated EBITDA. We achieved this increase in EBITDA despite a $2.3 million increase in Rand's general and administrative expenses largely attributable to Rand being a public company. Excluding the Variable Interest Entity, the year-to-date G&A increase consisted of $1.8 million of higher Rand costs, and approximately $450,000 of increased Lower Lakes expenses. Rand incurred approximately $600,000 of expensed legal costs, of which we believe about half was of a non-recurring nature such as first-time through SEC filings made since the Lower Lakes acquisition closed. Excluding the Variable Interest Entity and Rand's increased G&A expenses incurred as a public company, our core business' EBITDA, including the new time charter agreement, increased by $4.0 million or 38% to $14.5 million.

                    Our third quarter liquidity and cash position including the benefit from the $13 million private placement on August 1, remained in line with our internal projections based on the seasonal nature of our liquidity needs. We continue to have ample liquidity to meet our working capital needs.

                    Now I'd like to turn it back to Laurence. Laurence?

Laurence Levy:      Thanks Joe. Before we open the call for questions, I just
                    want to update our investors on two things. With regard to listing on NASDAQ, we filed our application on October 11.
                    Several weeks ago, we responded to a detailed list of Staff
                    Inquiries, and based on some minor follow-up questions just received, we believe our review will be completed within the next few weeks.

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                    Regarding Rand's long-term growth strategy, we remain
                    focused on building upon our strong base business and are actively pursuing opportunities. Our primary concentration continues to be other Jones Act assets, both on the Great Lakes and elsewhere. Additionally, we are exploring other assets with predictable cash flows, defined markets and barriers to entry, that focus on shipping or related areas of business.

                    With that said, operator, could you please begin the Q&A portion of the call?

Operator:           The question and answer session will begin at this time. If you're using a speaker phone, please pick up the hand set before pressing any numbers. Should you have a question please press star 1 on your push button telephone. If you wish to withdraw your question please press star 2. Your question will be taken in the order that it is received.

                    Please stand by for your first question. And once again that is star 1 on your push button telephone to ask a question. Your first question comes from the line of Brett Fialkoff with P2 Management.

Brett Fialkoff:     Good morning guys. I have two questions and I was traveling
                    I didn't look at the 10Q so I haven't seen the footnotes.
                    The three new boats were modestly accretive, can you just give a little color on why was it modest and what do you expect if you can, and the public costs seemed a little high to me, what's kind of a normalized public company expense?

Laurence Levy:      Joe would you like to talk about Brett's second question
                    firstly the corporate, basically Rand, overhead.

Joseph McHugh:      Certainly. The Rand part of the overhead really from the
                    parent company increased from about $255,000 to $2.1 million over those first three quarters which is about a $1.8 million increase.

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                    And the major increases were in the prior year period there were no salary or benefits for any corporate officers or any director fees, but this year we've got about $1 million comprised of the salary and benefits, a bonus accrual, and
                    (10B5) warrant program, as well as about a little over $100,000 of director fees.

                    We also have about a $700,000 increase in professional fees with legal comprising the most. Last year we only had about $62,000 and most of that was legal, and some of that we do believe is of a non-recurring nature.

                    And then there was only about a $75,000 increase in the other cash expenses, which was primarily travel expenses. So I think going forward, with the last two quarters we've been around $800,000 a quarter and outside of any, or excluding any unrestricted stock or stock option non-cash type expenses, we're probably at a run rate that is in the $600,000 to $700,000 a quarter corporate G&A expenses.

                    There were also some modest increases of about $450,000 in the Lower Lakes entity and that was really with the growth of the business, bringing on the WMS transaction, adding some capacity with some maintenance folks, and one accounting financial analyst here, now that we're a public company.

                    And then $250,000 of that increase is the variable interest entity that is required under this unusual (FIN 46R) GAAP. So that makes up the increase year over year of about $1.5 million.

Brett Fialkoff:     So just a normalized overhead is in the $4 million plus
                    annualized including, you know, taking into account all those details you just laid out for us.

Joseph McHugh:      I think excluding the variable interest entity and excluding further growth in ships on the operation side it would be, excluding the non-recurring cost that we talked about, in the $4 million range.

Brett Fialkoff:     Okay great.

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Laurence Levy:      Brett, then going to your first question, since we entered into the time charter for the WMS Boats, those vessels have been modestly accretive as we've mentioned to our EBITDA and have in fact performed somewhat better than we'd actually initially anticipated.

                    We do recognize that over the longer term we need to work on improving their cost structure and profitability and management is actively engaged in that and certainly as we look forward we hope and believe we should be able to achieve improvements in EBITDA.

                    But at the moment we are quite satisfied that they are performing consistent with our initial expectations and somewhat better.

Brett Fialkoff:     Okay and one more question actually. You know, we`ve spoken about in the past calls. I know you don't want to get too specific but rate increases are they still kind of in the mid single digits perhaps a little better if you care to comment on that.

Edward Levy:        Brett this is Ed speaking. I think our preference would be not to comment on it but in general to say overall we have continued to achieve increases in our rate increases.

Brett Fialkoff:     Right and I might as well ask one more. Besides iron ore are any of the other products as you look out that have potential to soften - I understand supply and demand so let's put that aside, but just generically speaking in the products, the outlook. Are you worried about the outlook for any of the products we carry?

Scott Bravener:     Brett this is Scott. Right now we're looking at a modest
                    decrease in our salt tonnage, our road salt tonnage, for the coming season due to the extremely mild conditions we had up until just recently.

                    But we think we think we've more than offset by it lining up additional coal back hauls for our vessels for this season.

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Edward Levy:        Brett, Scott and I yesterday afternoon were in Cleveland at one of our major customers and we spent a good solid bit of time with the senior management team of that customer and they feel very bullish about what their 2007 season is shaping up to be.

Brett Fialkoff:     Right.

Edward Levy:        So, you know, I think based on the level of confidence that we got from this one of our top customers I think that we feel very good based on that customer's outlook as to what demand will be.

Brett Fialkoff:     Great. Thanks guys.

Laurence Levy:      Thank you Brett.

Operator:           Your next question comes from the line of Matt Campbell with
                    Knott Partners.

Matt Campbell:      Good morning gentlemen.

Laurence Levy:      Good morning Matt.

Matt Campbell:      Just to follow up with the previous question or his question on iron ore, that market is weakening a bit but are you seeing weakness in your customer base on the iron ore side?

Edward Levy:        Matt, primarily we only have one customer on the iron ore
                    side of our business and with their business there has been no significant drop off in their business and their initial projections for next year are the same or slightly greater than the tonnage that we carried for them this year.

Matt Campbell:      Okay thank you and with regard to ethanol trade is there an opportunity for you guys to carry in that market place in the ethanol side?

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Edward Levy:        Yes there is and on the Canadian side of our business we
                    haul a lot of agricultural products now for cornstarch producers, and we do haul some corn for ethanol producers within our Canadian fleet now.

                    We are actively involved with some entities that are looking at building U.S. facilities so we see the potential of growing in that market.

Matt Campbell:      Okay two more questions if I may. Joe could you just remind us what your CapEx for - do you have any thoughts about
                    CapEx for your fiscal '07 numbers?

Joseph McHugh:      In general terms most of the CapEx is incurred during the
                    winter shut down season so in our case from late December into early April and on each of our vessels we typically incur about $600,000 of winter expenses, not all of that is expense, some of that is capital expenditures generally in the 50/50 range. So that would be in the $6.5 million range.
                    There are three vessels that we are doing a regularly scheduled five-year survey or five-year dry docking that averages about $750,000 (plus or minus) each five years, so that would be about $2.25 to $2.5 million.

                    There's some other capital expenditures we're doing on a couple of vessels that's probably in the million dollar range and we've also made a commitment for a re-engine of one of our vessels and that won't happen this winter but some of the initial deposits are being made for it - to be done about a year from now, since that's a very long lead item.

Matt Campbell:      Thank you and my last question, could you just remind me
                    what percentage your business today is backhaul and what are you trying to do increase that backhaul business?

Scott Bravener:     The actual percentage, Matt, I couldn't tell you that number off hand here right now, but basically on our business that is in line-haul or shuttle business, we are operating fairly close on our utilization with backhauls.

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                    Our vessels are generally full when they're going the other way in patterns that permit that and over the last year we've significantly increased, we've been able to increase our backhaul rates, certainly better than the rate of inflation, and we've added some new customers in that regard so we've got a very strong pattern for our vessels this year on the backhaul side.

Matt Campbell:      Great thank you very much.

Scott Bravener:     Thanks Matt.

Operator:           Your next question comes from the line of Sam Kidston with
                    North & Webster.

Sam Kidston:        Yeah hi guys just a couple of quick questions. The first one is could you just give us any sense if there's anything you're doing financially to try to lower the borrowing cost at all?

Edward Levy:        Sam it's something that we are constantly looking at
                    specifically we're trying to make sure that we match our libor borrowings against our revolver needs so as to not have any prime exposure.

                    We were with General Electric our lead lender earlier this week and we had some discussions with them also as to whether they felt as though our interest cost was in line with our operating performance and so that's something that they're evaluating as well.

Sam Kidston:        Okay but, you know, in terms of - in terms, you know, it
                    just seems to me that with the way the credit markets are today, you know, the fact that you guys are now a public company and have access to the public markets and all the rest, at the rate you're paying is a little bit high so I'm just, you know, I guess you guys are aware of that, so.

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                    And then the second question was just on the warrants
                    outstanding, I'm wondering if you guys have looked at any of the - have you looked at the possibility of accelerating those warrants at all.

                    I know that, you know, a competitor of yours (Navios Maritime), or a peer I guess, was also a SPAC, just had a very successful acceleration of those warrants which cleaned up a lot of that possible dilution and just wondering if you guys have considered anything like that.

Laurence Levy:      Sam that is something that we have looked. It is, you know, not the easiest program in the world to implement and everything has some cost associated with it so it is something we certainly have and are considering.

                    It also does overlap with, you know, some potential growth plans that we consider and we have to figure out when's the most opportune time to do this.

                    In any event in our case our warrants will basically expire by late October early November in 2008 so at that point under any circumstances the overhang will, you know, disappear.

                    But nonetheless, obviously there are, you know, many months between here and there so we do consider those alternatives and certainly if we reach any conclusions on that we will obviously come back to the market immediately.

Sam Kidston:        All right thank you.

Operator:           Your next question comes from the line of Bobby Melnick with
                    Terrier Partners.

Bobby Melnick:      Hi, thanks. Two unrelated questions and I understand
                    obviously the sensitivity of discussing rate increases and that's fine and I don't want to get into the specific numbers.

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                    But could you give some illustration in terms of whether,
                    some sort of color, in terms of how rate increases will compare vis a vis the expense increases.

                    In other words if the rate increase were X do you expect that your expenses will go up, you know, X minus 200 basis points, X minus 300 basis points in line with expenses in other words what should we see from rate alone setting aside operational efficiencies and backhaul increase and utilization efficiencies.

                    Should we see from rate alone a 1% increase in margin, 2% increase I mean help us, give some color, if you can, that doesn't require you to get into nominal rates please.

Laurence Levy:      Bobby it's difficult to quantify, you know, exactly
                    specifically for competitive reasons but in general terms we do believe that our price increases will by quite a decent margin grow at a faster rate than our operating expenses, and therefore should be accretive to our EBITDA as we move forward from this point. You know, as we're operating in an environment where there is strong demand for our capacity and that is obviously favorable from our perspective.

Bobby Melnick:      Okay that's helpful. And an unrelated question again
                    recognizing that deals are never a done deal and can fall apart in the, you know, bottom of the ninth, can you give some color in terms of where you think you are in terms of the process on any or several of your deals.

                    And what the approximate size might be specifically, do you think that you're fully financed to adequately fund current transactions in the pipeline, would you contemplate further financing, would there be incremental debt financing?

                    We have a fair amount of liquidity here, would you go back and tap the capital markets; just some maybe more specific color on what the deal market looks like for you guys.

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Edward Levy:        I would say Bobby that it's very much situation specific. We have several opportunities that we're working on rather diligently and they range from single vessel opportunities to broad fleet opportunities.

                    And so I think that it's just a function of which come to fruition and which are the opportunities we feel will provide the most value enhancement to shareholders.

                    And then once we determine which of the opportunities are in the best interest of the shareholders then we will try to figure out how to again maximize the capital needs to drive the best return possible for shareholders.

Laurence Levy:      Bobby if we did do a larger transaction, obviously we will take into account the current excess cash that we do have available to us. You know, we did intentionally raise a little bit more capital than we needed in August of last year knowing that if we did a small acquisition we wouldn't have to go back to the markets and we just thought that flexibility was useful.

Bobby Melnick:      Okay thanks.

Laurence Levy:      Thank you.

Operator:           And gentlemen at this time there are no further questions.
                    Do you have any closing comments?

Laurence Levy:      Thank you very much operator. We continue to be optimistic about Rand's current growth phase as well as the Company's longer-term prospects.

                    We thank all of you for your interest in Rand and look forward to speaking to all of you during our next call. Thank you operator and thank you all.

Operator:           Ladies and gentlemen this does conclude the Rand Logistics
                    Third Quarter Fiscal 2007 conference call. You may now disconnect.

                                       END